Exhibit 99

U.S. Xpress Reports First Quarter 2022 Financial Results

Chattanooga, Tenn. – May 5, 2022 – U.S. Xpress Enterprises, Inc. (NYSE: USX) today announced financial and operating results for the first quarter of 2022.

First Quarter 2022 Highlights Compared to First Quarter 2021

•	Operating revenue of $517.2 million compared to $450.8 million
•	Operating loss of $0.2 million compared to operating income of $8.0 million
•	Adjusted operating income[1] of $2.8 million compared to $8.0 million
•	Loss per diluted share of $0.17 compared to earnings per diluted share (EPS) of $0.05
•	Adjusted loss per diluted share[1] of $0.02 compared to adjusted EPS of $0.05

“During the first quarter we made progress improving Variant’s key metrics, which contributed to sequential operating margin improvement despite the seasonally slower first quarter. Last quarter, we identified improving Variant’s key metrics and overall fleet growth as keys to sequential improvement through 2022,” said Eric Fuller, President and CEO. “During the quarter, we were successful in sequentially growing Variant’s fleet 9% and improving Variant’s revenue productivity by $325 per tractor per week with mixed results in Variant’s other key metrics. In addition, our Dedicated division increased revenue per tractor per week by approximately $555, which also contributed to the sequential operating margin improvement in the first quarter. I am proud of our team for the tremendous progress made in just one quarter, and I am confident that we can execute on the large opportunity ahead of us, much of which we believe is under our control.”

First Quarter 2022 Financial Performance

	Quarter Ended March 31,
	2022	2021
Operating revenue	$517,188	$450,760
Revenue, excluding fuel surcharge	$464,327	$417,641
Operating income (loss)	$(210)	$7,998
Net income (loss) attributable to controlling interest	$(8,902)	$2,538
Earnings (losses) per diluted share	$(0.17)	$0.05
Adjusted net income (loss) attributable to controlling interest[1]	$(1,059)	$2,538
Adjusted earnings (losses) per diluted share[1]	$(0.02)	$0.05
Operating Ratio
Truckload operating ratio	99.9%	98.2%
Brokerage operating ratio	100.5%	98.4%
Operating ratio	100.0%	98.2%
Adjusted operating ratio[1]	99.4%	98.1%
[1] Non-cash adjustments in the quarter included a mark to market adjustment of $8.4 million related to a strategic investment and a $3.0 million write-off of obsolete technology partially offset by a $1.3 million gain on the sale of a former wholly owned subsidiary. See GAAP to non-GAAP reconciliation in the schedules accompanying this release.

Operating revenue was $517.2 million, an increase of $66.4 million compared to the first quarter of 2021. The increase was a combination of increased revenue in the Company’s Truckload segment of $34.6 million, an increase of $19.7 million in fuel surcharge revenue and a $12.1 million increase in Brokerage segment revenue. Excluding the impact of fuel surcharge revenues, first quarter revenue increased $46.7 million to $464.3 million, an increase of 11.2% as compared to the first quarter of 2021.

Operating loss for the first quarter of 2022 was $0.2 million, which compares to operating income of $8.0 million in the first quarter of 2021. Adjusted operating income1 was $2.8 million and excludes a $3.0 million non-cash impairment charge, as compared to adjusted operating income of $8.0 million in the first quarter of 2021.

Net loss attributable to controlling interest for the first quarter of 2022 was $8.9 million, or $0.17 per diluted share, compared to net income attributable to controlling interest of $2.5 million, or $0.05 per diluted share, in the first quarter of 2021. Adjusted net loss attributable to controlling interest1, which excludes an $8.4 million non-cash mark to market adjustment of a strategic investment, a $3.0 million non-cash impairment charge, and a $1.3 million gain on the sale of a former wholly owned subsidiary, was $1.1 million, or $0.02 per diluted share, as compared to adjusted net income attributable to controlling interest of $2.5 million, or earnings per diluted share of $0.05, in the first quarter of 2021.

Variant Update

The Company continues to grow its Variant over-the-road (OTR) fleet, exiting the quarter with 1,691 tractors comprising half of the overall OTR division. In the first quarter, Variant generated revenue of $83.5 million, net of fuel, a 111.7% increase over the same period of the prior year. The increase in revenue was primarily due to a 97.4% increase in seated tractors in the fleet combined with a 23.0% increase in average revenue per mile.

Variant Key Metrics

	Quarter Ended ,
	March 31,	December 31,
	2022	2021
Ending truck count	1,691	1,555
Preventable accidents, per mm	8.12	6.82
Turnover	148%	107%
Average revenue miles per tractor per week (Utilization)	1,593	1,522
Average revenue per tractor per week	$4,065	$3,740

Mr. Fuller commented, “During the first quarter, we started to address the challenges that caused Variant’s operating metrics to deteriorate in the second half of last year. We made progress in the quarter as evidenced by our sequential improvements in revenue productivity and fleet growth; however, our turnover did not improve in the quarter. We have workstreams in place designed to continue improving utilization that we believe will positively impact turnover in the coming quarters. In the month of April, we saw incremental improvement in both our turnover and safety metrics compared to the first quarter.

Looking to the balance of the year, we remain focused on improving Variant’s key metrics as we scale the division. We continue to expect improved results on a sequential basis as we work through the transformation underway at Variant and remain confident about Variant’s business model.”

Truckload Segment

	Quarter Ended March 31,
	2022	2021
Over-the-road
Average revenue per tractor per week[1]	$3,840	$3,722
Average revenue per mile[1]	$2.545	$2.170
Average revenue miles per tractor per week	1,509	1,715
Average tractors	3,653	3,421
Dedicated
Average revenue per tractor per week[1]	$4,709	$4,155
Average revenue per mile[1]	$2.813	$2.394
Average revenue miles per tractor per week	1,674	1,736
Average tractors	2,586	2,674
Consolidated
Average revenue per tractor per week[1]	$4,200	$3,912
Average revenue per mile[1]	$2.663	$2.269
Average revenue miles per tractor per week	1,577	1,724
Average tractors	6,239	6,095
[1] Excluding fuel surcharge revenues

The Truckload segment generated revenue, excluding the impact of our fuel surcharge program, of $370.4 million compared to $335.8 million in the first quarter of 2021. The increase in Truckload segment revenue was due in part to a 17.4% increase in average revenue per mile combined with an increase in average tractors in the quarter of 144 which was partially offset by an 8.5% decrease in revenue miles per tractor.

Truckload operating income was $0.3 million compared to $6.7 million in the same quarter of the prior year. On an adjusted basis1, Truckload adjusted operating income was $2.5 million compared to $6.7 million in the first quarter of 2021.

Brokerage Segment

	Quarter Ended March 31,
	2022	2021
Brokerage revenue	$93,928	$81,840
Gross margin %	13.5%	14.0%
Operating income (loss)	$(483)	$1,270
Operating ratio	100.5%	98.4%
Load count	42,112	42,185
Percentage of loads processed on digital platform	85.3%	66.6%

Brokerage segment revenue grew 14.8% to $93.9 million in the first quarter of 2022 compared to $81.8 million in the same period of 2021. The increase in revenue was driven by a 15.0% increase in revenue per load partially offset by a 0.2% reduction in load count compared to the first quarter of 2021.

Segment operating loss was $0.5 million compared to operating income of $1.3 million in the first quarter of 2021.

Liquidity and Capital Allocation

At the end of the first quarter of 2022, the Company had $157.6 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $408.1 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $269.4 million of stockholders’ equity.

Capital expenditures, net of proceeds, which relate primarily to tractors and trailers were $39.3 million for the first quarter of 2022, and exclude equipment financed under operating leases.

Outlook

The Company does not expect as favorable of a market backdrop in the coming quarters as it has experienced in previous quarters but will remain focused on improving operational metrics which are within its control.

Mr. Fuller commented, “I am pleased with our progress in the first quarter. However, looking ahead to the second quarter, we expect broader inflationary pressures to continue, which makes it critical to continue improving Variant’s key metrics especially utilization and turnover. Sequential improvement in Variant’s key metrics combined with overall fleet growth are key to improving our fixed cost coverage and demonstrating the operating leverage potential of our model.

During the month of April, we saw Variant’s turnover decline compared to the first quarter as well as improvement in Variant’s safety statistics. Further progress on our remediation efforts will be apparent in Variant’s key metrics as well as continued sequential overall fleet growth.”

Conference Call Information

The Company will host a conference call and simultaneous webcast to discuss its first quarter 2022 financial and operating results on May 5, 2022, at 5:00 p.m. ET. The conference call can be accessed live by dialing 1-844-826-3033 or, for international callers, 1-412-317-5185 and asking to be joined to the US Xpress First Quarter 2022 Earnings Conference Call. The webcast can be accessed on the Investor Relations website at investor.usxpress.com.

Supplemental Financial Information

Additional information regarding the Company’s operating results is provided below as well as on the Company’s investor page at investor.usxpress.com.

(1)	Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2022	2021
GAAP Presentation:
Total revenue	$517,188	$450,760
Total operating expenses	(517,398)	(442,762)
Operating income (loss)	$(210)	$7,998
Operating ratio	100.0%	98.2%

Non-GAAP Presentation:
Total revenue	$517,188	$450,760
Fuel surcharge	(52,861)	(33,119)
Revenue, excluding fuel surcharge	464,327	417,641

Total operating expenses	517,398	442,762
Adjusted for:
Fuel surcharge	(52,861)	(33,119)
Impairment charges[1]	(2,970)	-
Adjusted operating expenses	461,567	409,643
Adjusted operating income (loss)	$2,760	$7,998
Adjusted operating ratio	99.4%	98.1%

[1]During the first quarter of 2022, we incurred a non-cash adjustment of $2,970 due to the write off of obsolete technology

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2022	2021
Truckload GAAP Presentation:
Truckload revenue	$423,260	$368,920
Truckload operating expenses	(422,987)	(362,192)
Truckload operating income	$273	$6,728
Truckload operating ratio	99.9%	98.2%

Truckload Non-GAAP Presentation:
Truckload revenue	$423,260	$368,920
Fuel surcharge	(52,861)	(33,119)
Revenue, excluding fuel surcharge	370,399	335,801

Truckload operating expenses	422,987	362,192
Adjusted for:
Fuel surcharge	(52,861)	(33,119)
Impairment charges[1]	(2,235)	-
Truckload adjusted operating expenses	367,891	329,073
Truckload adjusted operating income	$2,508	$6,728
Truckload adjusted operating ratio	99.3%	98.0%

[1]During the first quarter of 2022, we incurred a non-cash adjustment of $2,235 due to the write off of obsolete technology

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended March 31,
(in thousands, except per share data)	2022	2021
GAAP: Net income (loss) attributable to controlling interest	$(8,902)	$2,538
Adjusted for:
Income tax provision (benefit)	(2,149)	1,650
Income (loss) before income taxes attributable to controlling interest	$(11,051)	$4,188
Unrealized loss on equity investment[1]	8,363	-
Gain on sale of equity method investments[2]	(1,258)	-
Impairment charges[3]	2,970	-
Adjusted income (loss) before income taxes	(976)	4,188
Adjusted income tax provision	83	1,650
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(1,059)	$2,538

GAAP: Earnings (losses) per diluted share	$(0.17)	$0.05
Adjusted for:
Income tax provision (benefit) attributable to controlling interest	(0.04)	0.03
Income (loss) before income taxes attributable to controlling interest	$(0.21)	$0.08
Unrealized loss on equity investment[1]	0.16	-
Gain on sale of equity method investments[2]	(0.02)	-
Impairment charges[3]	0.05	-
Adjusted income (loss) before income taxes	(0.02)	0.08
Adjusted income tax provision (benefit)	-	0.03
Non-GAAP: Adjusted earnings (losses) per diluted share attributable to controlling interest	$(0.02)	$0.05

[1]During the first quarter of 2022, we recognized an unrealized loss on our TuSimple equity investment totaling $8,363
[2]During the first quarter of 2022, we incurred a gain on sale related to an equity method investment in a former wholly owned subsidiary of $1,258
[3]During the first quarter of 2022, we incurred a non-cash adjustment of $2,970 due to the write off of obsolete technology

Forward Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected rates, expected margins, future growth of our Variant fleet and Dedicated division, the expected impact of our Variant fleet and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices and availability; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; independent contractors we contract could be deemed by regulators or the judicial process to be employees; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; changes in regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers; safety-related evaluations and rankings under the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program; increasing attention on environmental, social and governance matters; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  credit, reputational and relationship risks of certain of our current and former equity investments; the dual class structure of our common stock has the effect of concentrating voting control with certain members of the Fuller and Quinn families, which limits or precludes the ability of other stockholders to influence corporate matters; our ability to maintain effective internal controls without material weaknesses; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

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Investor Contact
Matt Garvie
Vice President, Investor Relations
(423)-633-7153
mgarvie@usxpress.com

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended March 31,
(in thousands, except per share data)	2022	2021
Operating Revenue:
Revenue, excluding fuel surcharge	$464,327	$417,641
Fuel surcharge	52,861	33,119
Total operating revenue	517,188	450,760
Operating Expenses:
Salaries, wages and benefits	169,028	142,003
Fuel and fuel taxes	65,043	40,404
Vehicle rents	24,294	21,463
Depreciation and amortization, net of (gain) loss	18,717	22,382
Purchased transportation	150,584	141,661
Operating expense and supplies	44,814	32,515
Insurance premiums and claims	20,139	21,777
Operating taxes and licenses	3,916	3,269
Communications and utilities	3,544	2,388
General and other operating	17,319	14,900
Total operating expenses	517,398	442,762
Operating Income (Loss)	(210)	7,998
Other Expenses :
Interest Expense, net	3,807	3,687
Other, net	7,105	-
	10,912	3,687
Income (Loss) Before Income Taxes	(11,122)	4,311
Income Tax Provision (Benefit)	(2,149)	1,650
Net Income (Loss)	(8,973)	2,661
Net Income (Loss) attributable to non-controlling interest	(71)	123
Net Income (Loss) attributable to controlling interest	$(8,902)	$2,538

Income (Loss) Per Share
Basic earnings (losses) per share	$(0.18)	$0.05
Basic weighted average shares outstanding	50,849	49,975
Diluted earnings (losses) per share	$(0.17)	$0.05
Diluted weighted average shares outstanding	51,981	51,524

Condensed Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,579	$5,695
Customer receivables, net of allowance of $18 and $11, respectively	245,364	231,687
Other receivables	19,327	18,046
Prepaid insurance and licenses	16,570	13,867
Operating supplies	10,184	9,550
Assets held for sale	13,892	11,831
Other current assets	37,535	32,020
Total current assets	345,451	322,696
Property and equipment, at cost	934,307	890,933
Less accumulated depreciation and amortization	(380,240)	(370,112)
Net property and equipment	554,067	520,821
Other assets:
Operating lease right-of-use assets	278,024	292,347
Goodwill	59,221	59,221
Intangible assets, net	24,042	24,129
Other	53,569	50,829
Total other assets	414,856	426,526
Total assets	$1,314,374	$1,270,043
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$141,305	$126,910
Book overdraft	13,262	7,096
Accrued wages and benefits	49,207	45,011
Claims and insurance accruals	45,116	44,309
Other accrued liabilities	5,425	5,962
Current portion of operating leases	87,428	88,375
Current maturities of long-term debt and finance leases	83,164	85,117
Total current liabilities	424,907	402,780
Long-term debt and finance leases, net of current maturities	327,549	290,392
Less debt issuance costs	(345)	(357)
Net long-term debt and finance leases	327,204	290,035
Deferred income taxes	21,678	24,301
Other long-term liabilities	25,335	14,457
Claims and insurance accruals, long-term	51,768	54,819
Noncurrent operating lease liability	192,393	205,362
Commitments and contingencies	-	-
Stockholders' Equity:
Common stock	511	505
Additional paid-in capital	269,388	267,621
Retained earnings (deficit)	(462)	8,440
Stockholders' equity	269,437	276,566
Noncontrolling interest	1,652	1,723
Total stockholders' equity	271,089	278,289
Total liabilities and stockholders' equity	$1,314,374	$1,270,043

Condensed Consolidated Cash Flow Statements (unaudited)
	Quarter Ended March 31,
(in thousands)	2022	2021
Operating activities
Net income (loss)	$(8,973)	$2,661
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	(2,623)	1,241
Depreciation and amortization	19,036	20,777
(Gains) losses on sale of property and equipment	(319)	1,605
Share based compensation	1,456	2,134
Other	(1,089)	184
Unrealized loss on investment	8,363	-
Changes in operating assets and liabilities
Receivables	(14,514)	(23,448)
Prepaid insurance and licenses	(2,642)	(3,471)
Operating supplies	(595)	(1,178)
Other assets	(16,915)	(1,337)
Accounts payable and other accrued liabilities	9,061	14,459
Accrued wages and benefits	4,062	1,694
Net cash provided by (used in) operating activities	(5,692)	15,321
Investing activities
Payments for purchases of property and equipment	(50,091)	(21,974)
Proceeds from sales of property and equipment	10,820	19,955
Net cash used in investing activities	(39,271)	(2,019)
Financing activities
Borrowings under lines of credit	167,471	47,600
Payments under lines of credit	(126,300)	(34,400)
Borrowings under long-term debt	15,948	12,288
Payments of long-term debt and finance leases	(21,914)	(42,185)
Payments of financing costs	-	(100)
Tax withholding related to net share settlement of restricted stock awards	(408)	(915)
Proceeds from long-term consideration for sale of subsidiary	159	151
Proceeds from issuance of common stock under ESPP	725	538
Book overdraft	6,166	2,584
Net cash provided by (used in) financing activities	41,847	(14,439)
Net change in cash and cash equivalents	(3,116)	(1,137)
Cash and cash equivalents
Beginning of year	5,695	5,505
End of period	$2,579	$4,368

Key Operating Factors & Truckload Statistics (unaudited)
	Quarter Ended March 31,		%
	2022	2021	Change
Operating revenue:
Truckload[1]	$370,399	$335,801	10.3%
Fuel surcharge	52,861	33,119	59.6%
Brokerage	93,928	81,840	14.8%
Total operating revenue	$517,188	$450,760	14.7%

Operating income (loss):
Truckload	$273	$6,728	-95.9%
Brokerage	(483)	1,270	nm
	$(210)	$7,998	nm

Operating ratio:
Operating ratio	100.0%	98.2%	1.8%
Adjusted operating ratio[2]	99.4%	98.1%	1.3%

Truckload operating ratio	99.9%	98.2%	1.8%
Truckload adjusted operating ratio[2]	99.3%	98.0%	1.3%
Brokerage operating ratio	100.5%	98.4%	2.1%

Truckload Statistics:
Revenue per mile[1]	$2.663	$2.269	17.4%

Average tractors -
Company owned	5,213	4,594	13.5%
Independent contractors	1,026	1,501	-31.6%
Total average tractors	6,239	6,095	2.4%

Average revenue miles per tractor per week	1,577	1,724	-8.5%

Average revenue per tractor per week[1]	$4,200	$3,912	7.4%

Total miles	141,275	149,605	-5.6%

Total company miles	116,451	111,727	4.2%

Total independent contractor miles	24,824	37,878	-34.5%

Independent contractor fuel surcharge	$9,597	$7,660	25.3%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the "Non-GAAP Financial Measures" section of this earnings release

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